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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Callidus Software Inc.:

We consent to the use of our report dated September 22, 2003 with respect to the consolidated balance sheets of Callidus Software Inc. and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated September 22, 2003 contains an explanatory paragraph that refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.


                                            /s/      KPMG LLP



Mountain View, California
September 22, 2003